Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com

Lam Research Corporation Announces Earnings for the Quarter Ended March 27, 2005

FREMONT, Calif., April 13, 2005—Lam Research Corporation (Nasdaq: LRCX) today announced earnings for the quarter ended March 27, 2005. Revenue for the period was $349.3 million, and net income was $59.5 million, or $0.41 per diluted share, compared to revenue of $379.8 million and net income of $83.6 million, or $0.59 per diluted share, for the December 2004 quarter. Gross margin and operating expenses for the March 2005 quarter were $174.6 million and $95.9 million, respectively.

The Company believes the presentation of ongoing results, which excludes certain special items, is useful for analyzing ongoing business trends. During the March 2005 quarter, the Company received a tax refund, which is recorded in selling, general and administrative expenses. The Company also recognized additional liabilities for unoccupied facilities included in prior restructuring plans. Tables that provide reconciliations of ongoing performance to results under U.S. Generally Accepted Accounting Principles (GAAP) are included at the end of this press release and on the Company’s web site.

Ongoing gross margin for the March 2005 quarter was 50.0 percent of revenue compared to 52.4 percent of revenue in the December 2004 quarter. The gross margin achieved for the March 2005 quarter was a result of lower installation and warranty expenses and improved field resource utilization. In the period, ongoing operating expenses remained essentially flat sequentially at $89.7 million. Ongoing net income of $64.1 million, or $0.44 per diluted share, in the March 2005 quarter compares with ongoing net income of $83.6 million, or $0.59 per diluted share, for the December 2004 quarter.

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Lam Announces Earnings for the March 2005 Quarter	Page 2 of 6

New orders recorded in backlog decreased 19% sequentially to $315 million. The geographic distribution of new orders as well as revenue during the March quarter is shown in the following table:

Region	New Orders	Revenue
North America	16%	17%
Europe	19%	13%
Japan	22%	18%
Korea	14%	35%
Asia Pacific	29%	17%

Cash, short-term investments and restricted cash balances increased to $838.8 million at the end of March, and cash flows from operating activities were approximately $101 million during the quarter. Deferred revenue and deferred profit balances increased to $152.8 million and $86.9 million, respectively, and unshipped orders in backlog were approximately $399 million at the end of the quarter. The value of orders shipped from backlog to Japanese customers that are not recorded as deferred revenue was approximately $49 million.

“The Company continues to deliver solid financial results in the current industry environment. Strong cash generation, healthy gross margins, and good expense management reflect our commitment to increasing shareholder value,” stated James W. Bagley, Lam’s Chairman and Chief Executive Officer.

“In 2004, we announced a $250 million stock buy-back program. In this quarter we purchased approximately $68 million of common stock and plan to continue to exercise the approved plan over the coming periods.”

“The strength in our financial performance is driven by our continuing success in the markets we serve. For the fourth consecutive year, Lam is the number one provider of etch equipment to the semiconductor industry, as reported by a number of industry research firms. We believe we are well-positioned to continue to expand our market leadership, as well as our strong financial results,” Bagley concluded.

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Lam Announces Earnings for the March 2005 Quarter	Page 3 of 6

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to our future financial performance, our ability to maintain and expand our market leadership and strong financial results, our future ability to increase gross margins, generate cash and control costs, and our plans for repurchasing our common stock. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and our plans for reacting to those changes, changing customer demands, our competitors’ development of new technologies that could affect our market share, margins and cash generation, and future changes to our cash requirements or spending opportunities that alter our perception of the best way to use the Company’s cash reserves. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the reports on Form 10-K for the year ended June 27, 2004, and the Form 10-Q for the quarter ended December 26, 2004, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on the Nasdaq National Market under the symbol LRCX. The Company’s World Wide Web address is http://www.lamrc.com.

Consolidated Financial Tables Follow

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Lam Announces Earnings for the March 2005 Quarter	Page 4 of 6

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 27,	December 26,	March 28,	March 27,	March 28,
	2005	2004	2004	2005	2004
Total revenue	$349,337	$379,800	$231,128	$1,148,686	$606,374
Cost of goods sold	174,767	180,898	125,337	560,453	336,179
Cost of goods sold - restructuring recoveries	—	—	(322)	—	(1,651)

Total cost of goods sold	174,767	180,898	125,015	560,453	334,528

Gross margin	174,570	198,902	106,113	588,233	271,846
Gross margin as a percent of revenue	50.0%	52.4%	45.9%	51.2%	44.8%

Research and development	47,226	47,057	42,914	144,641	120,518
Selling, general and administrative	34,518	43,275	37,218	120,920	105,352
Restructuring charges, net	14,201	—	1,317	14,201	8,327

Total operating expenses	95,945	90,332	81,449	279,762	234,197
Operating income	78,625	108,570	24,664	308,471	37,649
Other income, net	643	1,298	877	1,949	2,794

Income before income taxes	79,268	109,868	25,541	310,420	40,443
Income tax expense	19,817	26,254	6,385	77,605	10,110

Net income	$59,451	$83,614	$19,156	$232,815	$30,333

Net income per share:
Basic	$0.42	$0.61	$0.14	$1.69	$0.23

Diluted	$0.41	$0.59	$0.13	$1.64	$0.22

Number of shares used in per share calculations:
Basic	139,967	137,255	133,251	137,566	130,893

Diluted	144,756	142,268	147,365	142,362	138,527

Lam Announces Earnings for the March 2005 Quarter	Page 5 of 6

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 27,	December 26,	June 27,
	2005	2004	2004
	(unaudited)	(unaudited)	(1)
Assets:
Cash, cash equivalents and short-term investments	$726,292	$649,400	$429,472
Accounts receivable, net	257,496	248,498	245,508
Inventories	120,353	129,302	108,249
Other current assets	79,739	70,025	113,159

Total current assets	1,183,880	1,097,225	896,388
Property and equipment, net	43,167	45,154	42,444
Restricted cash	112,468	112,468	112,468
Other assets	143,506	139,154	147,326

Total assets	$1,483,021	$1,394,001	$1,198,626

Liabilities and stockholders’ equity:
Current liabilities	$375,352	$356,584	$376,606

Other long-term liabilities	$3,318	$7,268	$9,554
Stockholders’ equity	1,104,351	1,030,149	812,466

Total liabilities and stockholders’ equity	$1,483,021	$1,394,001	$1,198,626

(1)	Derived from audited financial statements

Lam Announces Earnings for the March 2005 Quarter	Page 6 of 6

Reconciliation of U.S. GAAP Net Income to Ongoing Net Income
(in thousands, except per share data and percentages)

	Three Months Ended
	March 27,	December 26,
	2005	2004
U.S. GAAP net income	$59,451	$83,614
Pre-tax net tax refund - operating expenses	(7,962)	—
Pre-tax net restructuring charges - operating expenses	14,201	—
Tax benefit on net restructuring charges and net tax refund	(1,560)	—

Ongoing net income	$64,130	$83,614

Ongoing net income per diluted share	$0.44	$0.59

Number of shares used for diluted per share calculation	144,756	142,268
Income tax rate	25%	24%

Reconciliation of U.S. GAAP Gross Margin, Operating Expenses and Operating Income to Ongoing Gross Margin, Operating Expenses and Operating Income
(in thousands)

	Three Months Ended
	March 27,	December 26,
	2005	2004
U.S. GAAP gross margin	$174,570	$198,902
Restructuring recoveries - cost of goods sold	—	—

Ongoing gross margin	$174,570	$198,902

U.S. GAAP operating expenses	$95,945	$90,332

Net tax refund - operating expenses	7,962	—
Net restructuring charges - operating expenses	(14,201)	—

Ongoing operating expenses	$89,706	$90,332

Ongoing operating income	$84,864	$108,570